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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                                  #01-16


Contact:       Bill Solomon
               Vice President, Chief Financial Officer
               Tel: (972) 858-6025
               bsolomon@earthcareus.com

                 EARTHCARE ANNOUNCES THE PLANNED SALE OF GEORGIA
                                PLUMBING BUSINESS


Dallas, TX, July 30, 2001 - EarthCare Company (OTC/BB: ECCO) announced that it has entered into an agreement to sell its plumbing businesses in Atlanta and Gainesville, Georgia to John Hulsey and a private company, Tempered Air Systems, which is owned by Mr. Hulsey. As part of this transaction, EarthCare's EarthAmerica division will retain the restaurant grease trap line of business in Gainesville, Georgia. The transaction is expected to close by the middle of August. The anticipated sales price for this transaction is approximately $1.3 million. EarthCare intends to use the cash proceeds from this transaction to reduce its senior bank debt. The completion of this transaction and the final purchase price are subject to normal terms and conditions, including finalization of a definitive agreement and completion of due diligence.

Don Moorehead, Chairman and Chief Executive Officer of EarthCare, stated, "We wish John Hulsey well with this business. We look forward to our continued partnership with another of his companies, LHR Farms, as our liquid waste disposal site. We believe that this transaction will allow EarthAmerica to focus on its restaurant grease trap and residential septic lines of business in the greater Atlanta and Gainesville markets."

John Hulsey, owner of Tempered Air Systems and LHR Farms, stated, "I am looking forward to the growth and service opportunities in the Gainesville market and the future vendor relationship with EarthAmerica. This transaction reflects my personal interest in serving the customers in of the Gainesville market."

EarthCare Company is a nonhazardous waste services company with business units serving the solid and liquid waste needs of a variety of residential, commercial, municipal and industrial customers.

EarthAmerica, a division of EarthCare, focuses on septic tank services and restaurant grease trap services. These services are provided within several service programs including SeptiMax(SM), SeptiMaxPlus(SM), SeptiShield(SM), TrapCare(SM), Trap&LineCare(SM), and TotalCare(SM). All programs provide for regular, scheduled service with convenient payment plans. In addition, restaurant customers benefit from online account management and information through our RestaurantCare.com(SM) internet-based customer portal.


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Statements made in this press release that express EarthCare's or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words "believe," "expect," "intend," "estimate," "anticipate," "will" and similar expressions are intended to further identify such forward-looking statements. It is important to note that the company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Other factors that could cause EarthCare's actual results or performance to differ materially include risks and uncertainties relating to EarthCare's financial condition, market demand and acceptance of EarthCare's services, competition, as well as the risks discussed under the heading "Risk Factors" in EarthCare's annual report on Form 10-K/A for the year ended December 31, 2000 and quarterly report on Form 10-Q/A for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of EarthCare as of the date of this press release, and EarthCare expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in EarthCare's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.


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